CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2008 RESULTS

Norton, Massachusetts, March 24, 2009. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $14.8 million and net income of $1.5 million or $0.12 per basic share and $0.11 per diluted share for the fiscal year ended December 27, 2008. This compares with revenue of $12.4 million and net income of $949 thousand or $0.08 per basic share, $0.07 per diluted share, for the fiscal year ended December 29, 2007.

Revenue for the quarter ended December 27, 2008 was $3.3 million and net income was $320 thousand or $0.03 per basic and $0.02 per diluted share. This compares with revenues of $3.2 million and net income of $252 thousand or $0.02 per basic and diluted share for the quarter ended December 29, 2007. Net income in Q4 2008 included income tax benefits of $261 thousand compared to net income tax benefits of $102 thousand in Q4 2007.

We are very pleased to have achieved year-to-year revenue growth of 19% and net income growth of 55% in the midst of a very challenging external economic environment. In 2008, after a record Q2, revenues declined in Q3 and Q4, but we managed costs carefully thereby ensuring profitability in both Q3 and Q4. As the external environment worsened customers reduced deliveries and drained inventories throughout the supply chain. We believe that as of mid-Q1 2009 we are once again seeing underlying demand. We continue to carefully manage costs in this uncertain external environment.

Looking at 2008 as a whole, revenues increased for all primary product lines except components for cellular telephone basestations which are nearing end-of-life. Revenues were up for flip-chip heat spreaders, baseplates for motor controllers and hermetic packages for telecommunications and military applications. Revenues from components used in motor controllers for hybrid and electric vehicles were up significantly as the first hybrid automobiles with motor controllers built on our baseplates were introduced to the market. We continue to achieve design wins in these areas which will generate future growth. In addition, in Q4 we began to recognize revenue from our Cooperative Agreement with the Army Research Laboratory related to armor development.

Although the near-term economic environment is uncertain, we believe longer-term trends bode well for CPS. Our products are used in high-power, high-reliability applications. These applications involve energy use or energy generation and our products allow higher performance and improved energy efficiency. We are indeed an important participant in the growing movement towards alternative energy and "green" lifestyles. For example, our baseplates are used in mass transit, hybrid and electric cars and wind-turbines for electricity generation; our flip chip heatspreaders are used in routers and switches for the internet which in turn allows telecommuting. We believe these markets will continue to grow for some time.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2009 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTCBB: CPSH)

Year Ended	Dec 27, 2008	Dec 29, 2007

Revenues	$ 14,813,087	$ 12,446,569

Net income	$ 1,474,336	$ 948,598

Basic income per share	$ 0.12	$ 0.08

Weighted average basic shares	12,612,990	12,542,962

Diluted income per share	$ 0.11	$ 0.07

Weighted average diluted shares	13,242,707	13,298,687

Quarter Ended:	Dec 29, 2008	Dec 29, 2007

Revenues	$ 3,344,912	$ 3,156,845

Net income	$ 319,566	$ 251,831

Basic income per share	$0.03	$0.02

Weighted average basic shares	12,647,842	12,551,849

Diluted income per share	$0.02	$0.02

Weighted average diluted shares	13,144,297	13,303,006